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                                                                     EXHIBIT 2.2

                             DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT entered into this 8th day of May 1995 by and between INTER MEDICAL SUPPLIES LIMITED, a company organized and existing under the laws of Cyprus with registered offices at c/o Orthofix International, N.V., Cedar Court Business Centre 9/11 Fairmile, Henley-on-Thames, Oxon, RG9 2JR, Great Britain (hereinafter called "MANUFACTURER") and AMERICAN MEDICAL ELECTRONICS, INC., a company organized and existing under the laws of the State of Minnesota, United States of America with its principal office at 250 East Arapho Road, Richardson, Texas, 75081, United States of America (hereinafter called "DISTRIBUTOR").


                                  WITNESSETH:

         WHEREAS, MANUFACTURER supplies goods manufactured in Italy for exportation and sale throughout the world, and in particular, the products described in Annex 1 attached hereto (hereinafter called the "Products");

         WHEREAS, DISTRIBUTOR is a distributor of medical products which desires to obtain distribution rights for the Products;

         WHEREAS, DISTRIBUTOR has an existing distribution network and sales organization, has specific experience and commercial know-how in the medical technology field, is well introduced in the United States market and is in a position to sell the Products in the Territory (as defined below) as contemplated by this Agreement;

         WHEREAS, MANUFACTURER desires to distribute the Products in the Territory through DISTRIBUTOR; and

         NOW THEREFORE, in consideration of the above premises and of the mutual promises and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE 1

                                  APPOINTMENT

         Section 1.01. MANUFACTURER hereby appoints DISTRIBUTOR, effective June 1, 1995, as the exclusive distributor of the Products within the United States and Canada (the "Territory").
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         Section 1.02.      DISTRIBUTOR hereby accepts such appointment and
agrees to distribute the Products throughout the Territory utilizing its distribution and sales organization to sell the Products in accordance with the minimum sales requirements set out in Annex 2 (the "Minimum Sales Requirements").


                                   ARTICLE 2

                                     ORDERS

         Section 2.01. Commencing with the month of November 1995, DISTRIBUTOR shall place firm orders for the Products with MANUFACTURER within the first fifteen (15) days of each month for delivery no sooner than two (2) months from the date of the order, which order shall reasonably represent DISTRIBUTOR's expected requirements for a one-month period commencing with the expected date of delivery. With each of said orders DISTRIBUTOR shall provide MANUFACTURER with a written forecast of its expected requirements for Products for the three (3) subsequent months commencing from the end of the two (2) month period for which the said delivery of shipments are intended. Such forecasts shall not be binding on either party and are intended for informational purposes only.

         Section 2.02. DISTRIBUTOR and MANUFACTURER shall mutually agree on DISTRIBUTOR's expected requirements for Products for each of the six months in the six-month period commencing June 1, 1995. Upon such mutual agreement, DISTRIBUTOR shall place a firm order for such agreed amount of Products. MANUFACTURER shall use its best efforts (but shall be under no obligation) to deliver Products in the amount of such order.

         Section 2.03. MANUFACTURER shall acknowledge receipt of an order within seven (7) business days of such receipt. MANUFACTURER shall notify DISTRIBUTOR within thirty (30) days of receipt of such order if MANUFACTURER does not expect to be able to deliver the Products covered by the order within the time period requested by DISTRIBUTOR.

                                   ARTICLE 3

                         PRICES AND CONDITIONS OF SALE

         Section 3.01. Prices for the Products shall be those set out in the price list issued by MANUFACTURER from time to time and in force at the time an order is made. Price changes will be communicated to DISTRIBUTOR in writing, and new prices will come into force ninety (90) days from the date of such writing; provided that prices shall not be increased by MANUFACTURER more than twice during any year. The prices will be in U.S. dollars F.O.B. London.




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         Section 3.02.      Following delivery of the Products to Distributor,
payment for the Products shall be due 45 days from the date of MANUFACTURER's invoice to DISTRIBUTOR, which shall be furnished to DISTRIBUTOR with each shipment of Products.

         Section 3.03. After consultation with MANUFACTURER, DISTRIBUTOR may fix or change the prices of the Products in the Territory.

         Section 3.04. MANUFACTURER shall not be obligated to accept the return of any Product unless a Product is damaged at the time of delivery or is defective.

         Section 3.05. DISTRIBUTOR acknowledges that MANUFACTURER has reserved the right to change the design of the Products, to modify them or to discontinue the manufacture thereof at any time with ninety (90) days written notice to DISTRIBUTOR, but no change shall affect orders submitted prior to DISTRIBUTOR's receipt of such notice unless such change is required by applicable law or to correct a defect in a Product.

         Section 3.06. Except as otherwise provided in this Article 3 with respect to the price of the Products, all orders accepted by MANUFACTURER shall be accepted on the terms and conditions established by MANUFACTURER from time to time, which may be changed by MANUFACTURER upon thirty (30) days written notice to DISTRIBUTOR.

         Section 3.07. MANUFACTURER shall provide to DISTRIBUTOR one set of the mutually agreed upon Products for each of DISTRIBUTOR's regional managers and salespersons involved in the sale of the Products at 50% of the prices indicated on MANUFACTURER'S price list. MANUFACTURER shall provide to DISTRIBUTOR such mutually agreed upon Products as DISTRIBUTOR shall reasonably require for use at workshops or conventions at 50% of the prices indicated on MANUFACTURER'S price list. Such Products shall not be resold or otherwise used for patient treatment and are to be used by such regional managers and salespersons and at such workshops and conventions for demonstration purposes only.


                                   ARTICLE 4

                             DUTIES OF MANUFACTURER

         MANUFACTURER agrees during the term of this Agreement:

         (i)     not to sell the Products within the Territory;

         (ii) not to sell the Products to customers located outside the Territory if MANUFACTURER shall know or have reason to know (without inquiry) that the Products are to be used or resold within the Territory;

         (iii) to supply to DISTRIBUTOR, free of charge or at cost, such information, documentation, data, printed material and catalogues in reasonable quantities





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                 as are available to MANUFACTURER from time to time, which
                 describe the Products;

         (iv) to refer immediately to DISTRIBUTOR all inquiries made by potential purchasers of the Products located in the Territory;

         (v)     that it has the right to enter into this Agreement;

         (vi) to procure and secure, at its cost and expense, all export/import licenses, authorizations, approvals (including approvals and clearances of the United States Food and Drug Administration), product registrations or similar documents as may be required or desirable under applicable laws, regulations or practices, in connection with the promotion and distribution of the Products in any part of the Territory. Such licenses, authorizations, approvals, clearances and registrations shall be procured or secured in the name of MANUFACTURER whenever possible under said laws, regulations or practices;

         (vii) to supply DISTRIBUTOR, at no cost, technical and maintenance information and assistance that DISTRIBUTOR may reasonably request in order that it might carry out its obligations under
                 Article 5(i);

         (viii) to provide from time to time, as DISTRIBUTOR shall reasonably request, such of MANUFACTURER'S employees or agents to provide
                 (i) training to DISTRIBUTOR's salespersons, and to doctors, hospital staff or other potential customers and (ii) support at major trade shows and conventions; and

         (ix) to maintain for the term of this Agreement and for two years thereafter commercially reasonably product liability insurance.


                                   ARTICLE 5

                             DUTIES OF DISTRIBUTOR

         DISTRIBUTOR agrees, during the term of this Agreement:

         (i) to provide the purchasers and end-users of the Products in the Territory with all reasonably needed technical assistance regarding the Products and their maintenance, without charge to MANUFACTURER, except for those expenses as may be approved in writing from time to time by MANUFACTURER before they are incurred; under no circumstances shall DISTRIBUTOR repair or attempt to repair any Products;





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         (ii)    to show the Products in trade fairs and exhibitions which may take place from time to time in the Territory; to advertise the Products in reputable medical journals; to carry out mailings to potential purchasers of the Products; to distribute product literature, all of which shall be done at DISTRIBUTOR's expense in DISTRIBUTOR's sole discretion;

         (iii) to maintain throughout the term of this Agreement such management, sales and administrative organization with respect to DISTRIBUTOR's distribution of the Products as MANUFACTURER shall reasonably require for the proper distribution and promotion of the Products in the Territory;

         (iv) not to distribute, sell, promote the sale of, or in any way handle, in the Territory, during the term of this Agreement and for two (2) years after termination by DISTRIBUTOR, any external fixation product which could reasonably be considered to compete with the Products;

         (v) to forward to MANUFACTURER (x) monthly sales reports regarding each Product and, upon reasonable request by MANUFACTURER, reports on the market conditions in the Territory, as well as on the distribution and promotional efforts exerted by DISTRIBUTOR and/or by its sub-distributors and/or agents therein, and on the general legal conditions in the Territory as may relate to the Products and to the liability of the manufacturers of medical devices under product liability principles or other laws or regulations in general; and (y) quarterly reports indicating the quantity of Products comprising DISTRIBUTOR's inventory;

         (vi) to confer at least quarterly to review DISTRIBUTOR's activities and to mutually agree with MANUFACTURER upon future sales programs and policies to be pursued by DISTRIBUTOR, and that MANUFACTURER's views with respect to DISTRIBUTOR's sales shall be accorded substantial weight in connection with the implementation by DISTRIBUTOR of such future sales programs and policies;

         (vii) to distribute and promote the sale of Products in the Territory under MANUFACTURER's tradenames and trademarks or under such other names and marks as the parties hereto may hereafter agree upon. DISTRIBUTOR shall be entitled to hold itself out as MANUFACTURER's exclusive distributor in and for the Territory of MANUFACTURER's Products;

         (viii)  to meet the Minimum Sales Requirements;

         (ix) subject to Article 9 hereof, to maintain in its inventory, at all times, a quantity of Products reasonably necessary to meet its projected resale requirements for at least two (2) months; and





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         (x)     to maintain for the term of this Agreement and for two (2)
                 years after its last sale of Products, commercially reasonable product liability insurance the terms of which shall be reasonably acceptable to MANUFACTURER.


                                   ARTICLE 6

                            CONFIDENTIAL INFORMATION

         Each party to this Agreement shall not disclose or divulge to third parties any Confidential Information (as defined below) concerning the business of the other party which it acquires in the course of its activities under this Agreement during the term of this Agreement and for a period of ten (10) years after its expiration or termination. Each party shall take all reasonable precautions to prevent any disclosure of Confidential Information by any of its employees, officers or directors to whom disclosure of Confidential Information is made. "Confidential Information" shall include trade or manufacturing secrets, specifications, drawings, designs, know-how, trading data, or any other proprietary information that one party may acquire about the other by reason of this Agreement. Confidential Information shall not include DISTRIBUTOR's Product customer list.


                                   ARTICLE 7

                 TRADEMARKS, COPYRIGHTS AND PATENTS; INDEMNITY

         Section 7.01. DISTRIBUTOR acknowledges MANUFACTURER's right, title and interest in and to any trademarks, trade names, copyrights and patents related to MANUFACTURER or the Products which MANUFACTURER has adopted, used, or registered in the Territory, including the trademark "[Othello]" (collectively, the "Intellectual Property"). DISTRIBUTOR will not register the name "[Othello]" as a trade name or trademark nor use it as part of its corporate designation without MANUFACTURER's express written consent.

         Section 7.02. MANUFACTURER shall notify DISTRIBUTOR of any infringement of its Intellectual Property rights relating to the Products and take such action as it shall deem necessary to prevent any such further infringement and protect the purpose and intent of this Agreement.

         Section 7.03. MANUFACTURER will indemnify and hold DISTRIBUTOR harmless from and against all costs, claims, demands, liabilities, actions or proceedings arising from any breach of third party intellectual property rights resulting from the distribution of the Products, and this provision shall survive the termination of this Agreement.





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                                   ARTICLE 8

                                LEGAL AUTHORITY

         Nothing herein contained shall make DISTRIBUTOR the legal representative of MANUFACTURER for any purpose whatsoever. DISTRIBUTOR agrees that in all matters relating to this Agreement it is acting as an independent contractor. DISTRIBUTOR is not granted any authority, express or implied, to negotiate and conclude contracts on MANUFACTURER's behalf nor to bind MANUFACTURER in any manner whatsoever.


                                   ARTICLE 9

                                 FORCE MAJEURE

         Section 9.01. If DISTRIBUTOR shall be unable to distribute Products as provided in this Agreement, or if MANUFACTURER shall be unable to supply Products as provided herein, in either case as a consequence of force majeure (as defined below), deliveries of Products by MANUFACTURER, and the obligations of DISTRIBUTOR to purchase, advertise, promote and sell Products, under this Agreement shall be adjusted, curtailed or suspended, as may be necessary.

         Section 9.02. "Force majeure" shall mean: (a) the occurrence of a contingency, the non-occurrence of which was a basic assumption on which this Agreement was made, including but not limited to fires, explosions, accidents, labor disturbances, strikes, floods, droughts, earthquakes, refusal to permit exports or imports, embargoes, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other governmental agency or authority, action by any authority, representative or organization exercising or claiming to exercise powers of a government or governmental authority, delays or failures of carriers, blockades, power failures or curtailments, epidemics, inadequacy or shortage or failure of supply of materials or equipment and the invocation of force majeure by any other party to an agreement under which MANUFACTURER purchases materials used to manufacture the Products to be supplied pursuant to this Agreement, or (b) compliance in good faith with any applicable foreign or domestic governmental regulation or order, whether or not it later proves to be invalid, or (c) any other event beyond the reasonable control of MANUFACTURER or DISTRIBUTOR, including, without limitation, inability under such circumstances to obtain a license to import, export or make payment or to receive delivery from carriers under the conditions agreed upon between the parties hereto.

         Section 9.03. If the performance of either party's obligations hereunder is, or in the reasonable belief of such party may be, affected by force majeure, such party (the "affected party") shall promptly give written notice thereof to the other party. In either such case, the affected party shall within five business days of such notice furnish the other party with





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written particulars of the relevant event and supporting evidence that its performance is or may be prevented or delayed due to force majeure. Such particulars shall include an estimate of the probable time for and the extent to which the affected party will or may be delayed in or prevented from performing its obligations under this Agreement.

         Section 9.04. If a force majeure event occurs or is likely to occur, the affected party shall take all reasonable steps to remove the cause or causes thereof and to resume, with the least possible delay, compliance with its obligations under this Agreement. When the force majeure has ceased to exist, the affected party shall promptly give notice by telex, cable or facsimile transmission to be followed by written notice to the other party that such event has ceased to exist.

         Section 9.05. Should the cause or causes giving rise to a force majeure event persist for a continuous period in excess of 180 days from the effective date of a notice under Section 9.03, then the party receiving such notice shall have the right, during the period beginning on the 181st day and ending on the 190th day after the effective date of such notice, to terminate this Agreement by notice to the affected party.

         Section 9.06. If not terminated in accordance with Section 9.05, the remaining term of this Agreement shall be automatically extended for a period equal to the duration of any force majeure.


                                   ARTICLE 10

                             WARRANTY AND INDEMNITY

         Section 10.01. MANUFACTURER warrants that (i) each Product will at the time of shipment to DISTRIBUTOR be of merchantable quality and in compliance with the specifications for such Product, which specifications will be furnished to DISTRIBUTOR by MANUFACTURER from time to time, (ii) it will deliver good title thereto and (iii) the Products will be delivered free from any lawful security interest or other lien or encumbrance. MANUFACTURER further warrants that the Products sold to DISTRIBUTOR hereunder will not infringe any patent, trademark or other intellectual property right of any third party. MANUFACTURER MAKES NO OTHER WARRANTY WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING AS TO THEIR FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. MANUFACTURER SHALL NOT BE LIABLE TO DISTRIBUTOR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES FROM ANY BREACH OF THIS AGREEMENT.

         Section 10.02. MANUFACTURER undertakes to replace defective Products upon their being returned (at no cost to DISTRIBUTOR) to its plant. MANFACTURER'S





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warranty shall extend to defective products whether the defect is discovered upon receipt or discovered at the time of use. Notice that the Products are defective shall be given by DISTRIBUTOR within ten (10) days of discovery of the defect.

         Section 10.03. If requested by DISTRIBUTOR, MANUFACTURER shall indemnify and keep indemnified DISTRIBUTOR from any and all losses, damages, liabilities and costs (including legal fees) arising from any claim of Product defect. DISTRIBUTOR shall give prompt notice to MANUFACTURER of any claim in respect of which indemnity may be sought hereunder. MANUFACTURER may, and if requested shall, assume the defense of DISTRIBUTOR in connection with any such claim for which indemnity is requested. If MANUFACTURER assumes the defense of a claim, DISTRIBUTOR may also participate at its own expense in the defense of such claim. MANUFACTURER shall not be obligated to indemnify DISTRIBUTOR against any losses, damages, liabilities or costs (including legal fees) in respect of a settlement of any claim to which MANUFACTURER did not expressly consent in writing.

         Section 10.04. DISTRIBUTOR shall indemnify MANUFACTURER for any and all losses, damages, liabilities and costs (including legal fees) arising from the gross negligence or willful misconduct of DISTRIBUTOR in connection with its distribution of Products. MANUFACTURER shall give prompt notice to DISTRIBUTOR of any claim in respect of which indemnity may be sought hereunder. DISTRIBUTOR may, and if requested shall, assume the defense of MANUFACTURER in connection with any claim for which indemnity is requested. If DISTRIBUTOR assumes the defense of a claim, MANUFACTURER may also participate at its own expenses in the defense of such claim. DISTRIBUTOR shall not be obligated to indemnify MANUFACTURER against any losses, damages, liabilities or costs (including legal fees) in respect of a settlement of any claim to which DISTRIBUTOR did not expressly consent in writing.


                                   ARTICLE 11

                                      TERM

         Section 11.01. This Agreement shall be in force and effect, unless terminated pursuant to Section 9.05, Article 12 or otherwise, for a term of one
(1) year starting from June 1, 1995. MANUFACTURER shall have the option of extending this Agreement for a term of two (2) years after completion of the initial term, exercisable in its sole discretion by the giving of notice at least 60 days prior to the otherwise scheduled expiration date. The termination of this Agreement for whatever reason shall be subject to the continuing right of DISTRIBUTOR to sell any Products it holds in its inventory.

         Section 11.02. Upon the occurrence of the Reimbursement Conditions (as defined below) MANUFACTURER shall reimburse DISTRIBUTOR for Reimbursement Costs (as defined below). The Reimbursement Conditions are: (i) MANUFACTURER shall not have





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exercised its option granted in Section 11.01 or otherwise entered into an agreement for the distribution of Products, or a substantial portion thereof, with DISTRIBUTOR, (ii) this Agreement shall have expired in accordance with its terms and shall not have been terminated by either party and (iii) there shall not have been, and there shall be no agreement, executed or otherwise, that contemplates, a change of control (as defined below) of DISTRIBUTOR. Reimbursement Costs are costs incurred by DISTRIBUTOR in connection with the performance of its obligations under this Agreeement that are not capable of being used by DISTRIBUTOR except in connection with the distribution, advertising or promotion of Products. To the extent that such assets are capable of being transferred or assigned, DISTRIBUTOR shall transfer or assign such assets to MANUFACTURER upon payment of the Reimbursement Costs.

                                   ARTICLE 12

                                  TERMINATION

         Section 12.01. In the event either party materially and substantially breaches this Agreement, or makes an assignment for the benefit of creditors, or is adjudicated a bankrupt, or suffers the appointment of a receiver or trustee of its business or properties by reason of insolvency or liquidation, or files or has filed against it a petition in bankruptcy or for reorganization under the United States Bankruptcy Code or under the provisions of any law of like import which remains in effect for more than sixty (60) days (each such event being hereinafter called a "default"), the other party shall (in addition to any other rights or remedies or may have hereunder or by law) have the right to notify the affected party of such other party's intention to terminate this Agreement, setting out in sufficient detail the basis for such termination, and this Agreement shall terminate if such default is not cured within forty-five (45) days of such notification.

         Section 12.02. DISTRIBUTOR's failure to perform the obligations contemplated by Article 5(viii), as and when required, may be viewed by MANUFACTURER as a default that is incapable of being cured and termination shall occur forty-five (45) days after notice to DISTRIBUTOR. Such termination shall be MANUFACTURER's sole remedy for such breach.

         Section 12.03. MANUFACTURER may terminate this Agreement by giving DISTRIBUTOR thirty (30) days written notice of termination if (i) DISTRIBUTOR shall have failed to make payment as provided in Section 3.02 unless payment shall be made during the 30-day notice period or (ii) on a change of control (as defined below) of DISTRIBUTOR. For the purposes of this Article, a change of control is deemed to have occurred if:

         (i) Any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or





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report) disclosing that such person is, a beneficial owner (as defined in Rule
13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of DISTRIBUTOR representing 20% or more of the combined voting power of DISTRIBUTOR's then outstanding securities entitled to vote generally in the election of directors (unless such person is already such beneficial owner on the date of this Agreement);

         (ii) Individuals who, as of the date hereof, constitute the Board of Directors of DISTRIBUTOR cease for any reason to constitute at least a majority of the Board of Directors of DISTRIBUTOR, unless such change is approved by a unanimous vote of the members of the Board of Directors of DISTRIBUTOR immediately prior to such cessation;

         (iii) DISTRIBUTOR is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of DISTRIBUTOR are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of DISTRIBUTOR immediately prior to such transaction;

         (iv) DISTRIBUTOR, in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of DISTRIBUTOR immediately prior to such sale;

         (v) DISTRIBUTOR and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations that generated two-thirds of the consolidated revenues (determined on the basis of DISTRIBUTOR's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of DISTRIBUTOR and its subsidiaries immediately prior thereto;

         (vi) DISTRIBUTOR files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form-8K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of DISTRIBUTOR has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

         (vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.





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                                   ARTICLE 13

                                   ASSIGNMENT

         This Agreement shall not be assigned, including by operation of law, by one party hereto without the express written consent of the other. In the event that, after an assignment to an affiliate of DISTRIBUTOR or MANUFACTURER, such affiliate ceases to be wholly-owned by the assigning party, such assignment shall be void, and all rights, interests, obligations or claims assigned thereby shall return to the assigning party or its successors. For purposes of this Article, "affiliate" means any entity which is now, or hereafter becomes, controlled by, in control of, or under common control with, either party to this Agreement. "Control" means a greater than fifty percent (50%) ownership of issued and outstanding voting securities or greater than fifty percent (50%) of voting rights in a partnership, directly or indirectly.

                                   ARTICLE 14

                               DISPUTE RESOLUTION

         The parties shall in good faith attempt to settle any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance or termination. Any such controversy or dispute which cannot be settled amicably thereunder may be submitted to arbitration by either party and, if so submitted by either party, shall be finally settled by arbitration proceedings conducted in accordance with the rules of arbitration of the American Arbitration Association (AAA). Any such arbitration shall take place in the City of New York, or at such other place as the parties may mutually agree upon. Appointing authority, where necessary, shall be the President of the American Arbitration Association. The decision by the arbitrators shall be final, binding and conclusive upon the parties, their successors and assigns, and [shall constitute the sole and exclusive remedy for any dispute between the involved parties]. The parties shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment upon the award may be entered in any court where the arbitration takes place, or any court having jurisdiction.





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                                   ARTICLE 15

                                    NOTICES

         All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and shall become effective, if hand-delivered, upon delivery; if mailed by registered or certified mail (postage prepaid, return receipt requested), on the date of receipt or refusal indicated on the return receipt; or if sent by facsimile transmission, when transmitted and electronic confirmation received; provided that notices delivered or transmitted after 5:00 p.m. on a working day in the place of receipt shall be deemed to be given the next working day in such place. The addresses for such notice shall be:

         If to MANUFACTURER:

                 c/o Robert Gaines Cooper
                 Chairman
                 Orthofix International, N.V.
                 Northfield House
                 Northfield End
                 Henley-on-Thames
                 Oxon RG9 2JG
                 England

                 Facsimile: 44-1491-412-929

                 with a copy to:

                 John A. Marzulli, Jr., Esq.
                 Shearman & Sterling
                 199 Bishopgate
                 London EC2M 3TY
                 England
                 Facsimile: 44-171-920-9020


         If to DISTRIBUTOR:

                 Ellis A. Regenbogen
                 American Medical Electronics, Inc.
                 250 East Arapaho Road
                 Richardson, Texas  75081

                 Facsimile:  (214) 918-8480
                 with a copy to:

                 John D. Curtis, Esq.
                 Baker & McKenzie
                 4500 Trammell Crow Center
                 2001 Ross Avenue
                 Dallas, Texas  75201

                 Facsimile:  (214) 978-3099


or at such other address or facsimile number as any parties hereto shall from time to time designate in writing to the other parties hereto by like notice.

                                   ARTICLE 16

                                 MISCELLANEOUS

         Section 16.01. This Agreement constitutes the entire agreement of the parties with respect to the subject matter set forth herein and supersedes any and all other agreements, oral or written, relating to the same subject matter. Although this Agreement may be translated into another language for the convenience of MANUFACTURER, the English version hereof shall control for purposes of any interpretation of the terms and conditions of this Agreement.

         Section 16.02. Any modification or addition hereto must be in writing and signed by both parties.

         Section 16.03. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA (EXCLUSIVE OF ITS CONFLICT OF LAW PROVISIONS) AND SUCH LAWS SHALL ALSO GOVERN IN THE SETTLEMENT BY ARBITRATION OR OTHERWISE OF ANY AND ALL DISPUTES ARISING BETWEEN THE PARTIES HERETO AS WELL AS THE VALIDITY OF THE ARBITRATION PROVISIONS OF ARTICLE 12 HEREOF. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS IS HEREBY EXCLUDED FROM APPLICATION TO THIS AGREEMENT AND ANY TRANSACTION PURSUANT TO THIS AGREEMENT.

         Section 16.04. The captions under the Article numbers of this Agreement are for convenience and reference only and in no way define, limit, or describe the scope of intent of this Agreement.

         Section 16.05. If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or should violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deemed deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as is legally possible, comes nearest to what the parties desired or would have desired according to the sense and purpose of this Agreement, had they considered the point when concluding this Agreement.

         Section 16.06. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.



                                             AMERICAN MEDICAL ELECTRONICS, INC.



                                             By:  /s/ John F. Clifford
                                                  Name:     John F. Clifford
                                                  Title:    President and CEO



                                             INTER MEDICAL SUPPLIES LIMITED



                                             By:  /s/ Peter W. Clarke
                                                  Name:     Peter W. Clarke
                                                  Title:    Finance Director

                                    ANNEX 1

                          DESCRIPTION OF THE PRODUCTS


As per current MANUFACTURER Catalogue and future improvements of the product(s)
- - including any extensions and additions - described therein.

N.B. Particular agreements may be reached from time to time with regard to new MANUFACTURER products if any.

                                    ANNEX 2

            MINIMUM QUANTITIES OF PRODUCTS TO BE SOLD BY DISTRIBUTOR
                       DURING THE TERM OF THE AGREEMENT:


PERIOD                                         NET SALES BY DISTRIBUTOR

June 1, 1995         -    December 31, 1995    Average of $ 1,600,000 per month
January 1, 1996      -    May 31, 1996                    $12,083,333
June 1, 1996         -    December 31, 1996               $16,916,667
January 1, 1997      -    May 31, 1997                    $13,333,333
June 1, 1997         -    December 31, 1997               $18,666,667
January 1, 1998      -    May 31, 1998                    $13,333,333